Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635   bartoncpafirm.com  Cypress, Texas

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-8, of our report dated April 15, 2025, with respect to our audits of the consolidated financial statements of Envirotech Vehicles, Inc. and Subsidiaries as of December 31, 2024 and 2023, and for the years then ended, included in the Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement, as needed.

Very truly yours,

BARTON CPA PLLC

Cypress, Texas

April 15, 2025